Exhibit 99.2

Accelerate Diagnostics, Inc.
Third Quarter 2020 Earnings Conference Call
Thursday, November 05, 2020, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jack Phillips - President, Chief Executive Officer Steve Reichling - Chief Financial Officer Laura Pierson - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Accelerate Diagnostics Third Quarter 2020 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing star then zero on your telephone keypad. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad, to withdraw your question, please press star then two. Please note, this event is being recorded.

I would now like to turn the conference over to Laura Pierson of Accelerate Diagnostics. Please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements include projections, statements about our future and those that are not historical facts. All forward-looking statements that are made during this conference call are subject to risk, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our Annual Report on Form 10-K for the year ended December 31, 2019 and other reports we file with the SEC.

It is now my pleasure to introduce the company’s President and CEO, Jack Phillips.

Jack Phillips

Thank you Laura. Good afternoon everyone, and welcome to our third quarter 2020 earnings call. On today’s call, we will review our third quarter financial results, discuss the ongoing impacts of the pandemic on the business, and highlight the progress we are making on key commercial and development priorities despite these disruptions.

Before we begin, I wanted to convey that our global Accelerate teams are safe and remaining productive. I am continuously impressed by the hard work and enduring spirit of our team during this challenging time. In the third quarter, we recorded global revenues of $3.6 million which represents 57% growth over the previous year and 40% growth year-to-date.

Consumable revenue from our existing base of live Pheno instruments proved durable during the third quarter and were boosted by an improvement in our go-live cadence. Our results also benefitted from a multi-hospital U.S. capital deal that was secured by our commercial team during the quarter.

Limited hospital access and competing pandemic-related priorities in the microbiology lab continued to impact new contracts in the third quarter. However, recent product approvals and upcoming product releases are beginning to open new doors and are improving the level of engagement among prospective customers.

Recent marketing studies and customer discussions continue to validate our new product strategy, and our R&D teams are making steady progress on the development and regulatory activities required to bring these new products to market.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

Before providing additional details on our operational results for the quarter, I would like to hand it over to Steve to review our third quarter financial results. Steve?

Steve Reichling

Thank you Jack, and good afternoon everyone. Net sales were $3.6 million in the third quarter and $8.1 million year-to-date. This compares to $2.3 million and $5.8 million for the same periods in 2019. This represents 71% sequential growth over the second quarter and 40% growth year-over-year. This growth was driven by two factors, first, higher consumable sales driven by an increase in the number of live, revenue-generating instruments. Second, in the quarter we recorded revenue from a large U.S. capital deal with a multi-hospital integrated health network.

Cost of goods sold were $2.3 million in the third quarter and $4.7 million year-to-date, resulting in gross margins of 36% and 41% for the same periods in 2019. This compares to cost of goods sold of $1.1 million and $2.9 million, or gross margins of 51% and 50% respectively, during the same periods in 2019. The decline in gross margins year-over-year resulted from ongoing pandemic-related impacts to manufacturing costs, restructuring costs in EMEA, and dilution from a large capital deal booked in the quarter.

Selling, general and administrative expenses were $11.1 million for the third quarter and $35.3 million year-to-date. This compares to $12.7 million and $38.3 million from the same periods in 2019. This decrease was the result of cost cutting measures and natural cost reductions from pandemic-related spend such as travel and shows.

Research and Development costs were $5 million in the third quarter and $16.2 million year-to-date, compared to $6.1 million and $19.1 million during the same periods in 2019. This reduction was the result of improved internal efficiencies and lower external study spend.

Our net loss was $18.6 million for the third quarter and $59.2 million year-to-date, resulting in net losses per share of $0.33 and $1.06, respectively. Net losses for the third quarter and year-to-date, after excluding the impacts of non-cash stock-based compensation expense, were $14.1 million and $47 million respectively.

Net cash used was $11.2 million for the quarter and $31 million year-to-date. The company ended the quarter with cash and investments of $77.5 million. Our ongoing efforts to mitigate expenses and reduce our cash burn continued to yield results in the quarter, and we are confident we will end the year materially favorable to our original net cash burn expectations of $49 million.

I will now hand it back to Jack to further review our third quarter results in greater detail. Jack?

Jack Phillips

Thanks Steve. I will begin by reviewing U.S. commercial results, followed by updates on our international business, and will finish by reviewing progress on our new product strategy including an update on our COVID19 serology testing opportunity.

Turning first to our U.S. commercial results. After some testing declines in April and May, the third quarter was marked by robust and predictable consumable sales to our existing customer base that were in line with our expectations for annuity per installed unit. While parts of the U.S. saw the highest levels of new COVID cases during the quarter, positive blood culture testing remained stable. In speaking with customers, this sustained testing volume is due to the establishment of protocols which allows most U.S. hospitals to manage their COVID patient population while remaining open for other patients with various needs and conditions. This leaves us cautiously optimistic that our existing customer base will remain resilient to any future waves of COVID incidence.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

We brought 22 instruments live during the quarter and ended the quarter with 223 revenue-generating instruments. You may recall that in March nearly all contracted customers placed implementation activity on hold as they began onboarding COVID testing. With COVID testing protocols now in place, the majority of contracted customers have resumed their go-live efforts. However, a significant number of our customers are still facing pandemic-related challenges, which are preventing them proceeding through the go-live process at a normalized pace. We continue to work closely with these customers to accommodate their rapidly evolving situations.

That said, I am pleased with the improvements we have made in our implementation process. As part of this improved process, we have increased the level of collaboration with customers, which in turn has allowed us to improve our forecast accuracy. We began the fourth quarter with 192 instruments in the process of being implemented at customer site and not yet generating revenue. Despite delays at some sites, we have many customers actively engaged in the go-live process and therefore expect the fourth quarter will be solid for new customer go-lives.

We contracted two new customers for five instruments and signed a number of committed contract extensions with existing customers during the quarter. While contracting new customers continues to be challenging, this activity represents our highest levels of customer engagement since the pandemic began in March. Existing customers remain incredibly enthusiastic on the results generated by Pheno. For example, during the quarter, we signed a five year extension of an expiring contract among a nine-hospital network in the Northeast. This contract not only extended the term, reaffirming the network’s commitment to Pheno, but includes a minimum committed revenue exceeding $1 million per year.

With regard to new instrument placements, our funnel of prospective customers continues to grow as we begin pre-selling our extended product offering; however, our conversations with many hospital decision makers continue to indicate that delays in progressing new contracts are likely to persist in the near term.

Lastly in the quarter, we were pleased to receive CPT final determination coverage from CMS for our Pheno ID/AST blood test. The reimbursement is above our list price and will cover the cost for our customers when treating patients in the outpatient setting. Equally important, the newly established reimbursement provides independent validation through CMS, of our value and pricing for economic justifications with prospective customers.

We also received word that our application for NTAP reimbursement was denied. While Pheno met all of the requirements related to clinical benefit and economic return on value, our application was denied because it did not meet the required newness criteria, which requires that the product be within three years of the commercial launch date to be eligible for NTAP reimbursement

In summary, a strong base book of business, improving go-live momentum, and even this quarter’s limited increase in contracting activity has delivered 93% year-over-year growth and 74% year-to-date growth in the U.S. Success in this market is our focus, and we are pleased to be realizing meaningful progress despite the challenging conditions.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

Moving now to our international business. In the third quarter we moved into a new phase of our efforts to restructure EMEA operations to focus on geographies with the highest potential. In the initial phase, we redistributed lower producing instruments to customers in Southern Europe and the Middle East where the challenge of antibiotic resistance is the greatest.

This geographical focus enabled us to reduce the size of our EMEA operations and our EMEA cost structure by half in the third quarter, which significantly reduces our ex-U.S. cash burn expectations for 2021. Finally, we will be launching PhenoAST into these new focused geographies by year end, which will further improve our prospects in EMEA.

Turning now to China. As we have discussed in the past, China is a promising market with a significant sepsis challenge, a large population, and a government that is focused on healthcare investment. We continue to progress our clinical trial and regulatory activities. During the quarter we hired a Head of Operations, who previously was the former head of microbiology in China for Becton Dickinson. We look forward to driving continued development in this important diagnostics market.

Now let’s turn to an update on our expanded product strategy. This strategy begins with continuing to establish Pheno’s current integrated ID solution as not only the fastest, but the most accurate and clinically impactful solution on the market. Second, we will soon provide new ways for customers to adopt rapid susceptibility testing on Pheno regardless of existing workflow or prior investment in identification testing. And third, we will expand our addressable market through the introduction of Pheno 2.0.

First, we will continue to provide and enhance our fully integrated rapid ID/AST test on the Pheno system. Our current customers enjoy workflow advantages from the integrated solution and are seeing significant benefits. Examples of these benefits come to us almost daily from customer patient stories, hospital justification data, and publications. This quarter we received 510K approval for a new suite of product enhancements to Pheno that improve performance and expand Pheno’s antimicrobial susceptibility testing menu for bloodstream infections.

Other enhancements, including the addition of new de-escalation antibiotics, are nearing completion and submission to the FDA, and we expect these to launch to customers in the first half of 2021. We continue to invest in our leading AST technology to ensure that our competitive differentiation remains significant.

Second, we will be launching additional products to enable various ID workflow solutions to be used in conjunction with our existing Pheno instrument platform delivering rapid ID/AST results in new ways.

These include PhenoAST, a new AST test kit which runs on the current Pheno platform. The Pheno accepts electronically or manually an identification test result from an existing system loads the appropriate antibiotic panel and delivers rapid AST results in about seven hours.

PhenoPrep, a new instrument which automates the frontend steps to deliver a MALDI identification result delivering substantial time to result in workflow benefits.

And lastly, our exclusive collaboration agreement with Ascend Diagnostics to commercialize a bench top MALDI platform of our own to be used in conjunction with PhenoPrep.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

We recently concluded an extensive marketing study indicating broad levels of interest in these new offerings. This study reaffirmed what we had heard during our conversations with customers in the field that microbiology labs have a diverse set of workflow requirements when it comes to meeting their ID and AST needs.

The research also reconfirmed the significant market interest in the growing need for integrated Pheno ID/AST solution. The development, trial and regulatory activities for these product additions are progressing according to schedule and expect launches of PhenoAST and PhenoPrep in the first half of 2021.

We believe that these new products will allow us to accelerate our rate of market penetration by delivering tangible clinical and economic benefits to a broader cross-section of the microbiology market.

The third prong of this strategy is Pheno 2.0. This lower cost and higher throughput system will considerably expand our market penetration through the addition of higher volume, lower acuity samples like isolates in urine. Key hardware advances were made during the quarter which enables simultaneous and random access testing to accommodate more sample types, broader organisms and an improved array of antibiotics.

We believe that this strategy maximizes our near-term opportunity to penetrate with Pheno today while establishing fertile territory in which to launch Pheno 2.0 to address this growing $4 billion marketplace.

Lastly, I will provide an update on our collaboration to commercialize the MS-Fast fully automated chemiluminescence immunoassay analyzer and SARS-CoV-2 tests for the detection of IgG and IgM. We have now received Emergency Use Authorization for our COVID IgG, IgM, and combined assays. We are actively building our funnel for this platform.

The role of antibody testing continues to be studied by the medical community and, with our EUA in hand and the supply chain poised, we are ready if and when the clinical use case is established.

In closing, the current pandemic-related business disruption continues to be profound but is slowly improving. Blood culture testing has returned to pre-COVID levels, go-live activity is increasing, and prospective customer engagement globally is slowly but steadily growing. Meanwhile, we are using this time to aggressively expand our product portfolio and streamline global operations.

I believe we are at the beginning of a fundamental shift in healthcare and diagnostics. In the immediate term, hospitals are hurting financially and singularly-focused on surviving this, once in a 100-year, pandemic event. Based on my discussions with other industry leaders, this challenging environment will likely be met with further investment in infectious disease solutions with a focus on readiness and improving patient care.

Further, we believe that prior trends toward lab centralization will slow as forces drive healthcare to become more and more local. These secular trends position Accelerate well for the future and will establish rapid AST as the standard of care because said simply; getting patients on the right antibiotic sooner saves lives and money, period.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

I would now be happy to answer questions from our analysts. Should others on the call have questions not addressed, we would welcome you to send these questions or request for a follow-up meeting to investors@axdx.com. Thank you.

QUESTION AND ANSWER

Operator

We will now begin our question and answer session. The first question comes from Brian Weinstein of William Blair. Please go ahead.

Chris

Hey guys, good afternoon. This is Chris on for Brian. Jack, just a quick one here, you successfully worked with some other companies as partners to bring the unique products to market. Can you give us an update on the likelihood of additional collaborations that would either add unique content or distribution capabilities to what you have today? And maybe a little bit more specifically, what do you look for when you are thinking about those kind of collaborations?

Jack Phillips

Yes, hi, thanks for the question. I guess, first off I’d mentioned that the new product portfolio that we’ve talked about that we’ve now launched in the marketplace is going very well and speaks to a few of those collaborations within that overall strategy, Ascend Diagnostics for one, as we embark into the MALDI area for ID, that’s going well. The other one is MS-Fast and we spoke about that as well in the serology area. We’ve got a couple of examples already where we’ve successfully or we’re going to be successful in these type of collaborations that you are speaking about. And then beyond that, there’s nothing specific that I want to speak to you today that we are working on, but just rest assured that we are continuing to look at collaborations that would really broaden our footprint within Infectious Disease, but most importantly, strengthen our overall value proposition for rapid ID/AST. Areas that would, on the front end, possibly of sepsis management, really help our...help our customers and clinicians and providers better manage the overall sepsis workflow. Those are some of the things that we are working on in addition to, again, the current product portfolio that we have right now and I would just say, more to come and as things develop we’ll be sure to share those with you.

Chris

Great. Thank you, it’s really helpful color. And just one more, can you talk a little bit about lab access, the trends that we have been hearing is that access is improving. First, is that what we you’re seeing, and to talk a little about that and really second, even if access is improving, does that necessarily correlate your ability to sell there, labs are so focused, October ‘19.

Jack Phillips

Yes. Great, great question and are on our mind every day. I would say that definably over the past several months access has been improving, consistently improving. I would add a couple of other things, one is, our commercial organizing has adapted greatly to, the new normal that we are in right now. I would say that, as we gain more access, some of that access is really through, more effective Zoom meetings and phone calls and interchanges like that, which are becoming, as I said, we have adapted to this and we are becoming much effective at working in that environment. In fact, last week I had three customer calls with probably in total 25 customers on those three calls. And it was a very productive meetings that we had.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern

The other thing I would mention on access is in speaking of the commercial teams within the US, we are gaining much more access due to our new product launches that we are now talking about, specifically PhenoAST and PhenoPrep are generating a lot of new interest out there, is creating access for those customers that are interested in those new products and that’s been, that’s been helpful as well. And then, lastly, I would just say it’s encouraging to see the access improve. We still have a ways to go to get back to pre-COVID times but it is trending in the right way and we are very positive about how it’s going and how it’s evolving.

Chris

Great. Thanks for taking the question guys.

Jack Phillips

Thank you.

CONCLUSION

Operator

This concludes our question and answer session and the Accelerate Diagnostics third quarter conference call for today. Thank you for attending today’s presentation. You may now disconnect.

Accelerate Diagnostics, Inc.

Thursday, November 05, 2020, 4:30 PM Eastern